EXHIBIT 23.2

HANSEN, BARNETT & MAXWELL, P.C.
A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200
Fax: (801) 532-7944
www.hbmcpas.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
BMB Munai, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-146831) of BMB Munai, Inc. of our report dated June 23, 2010, including our report dated June 23, 2010 regarding the effectiveness of BMB Munai, Inc.’s internal control over financial reporting as of March 31, 2010, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K for the year ended March 31, 2010.

/s/ Hansen, Barnett & Maxwell, P.C.
     HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
June 23, 2010